Exhibit 23(i)






CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement of Dominion Resources, Inc. on Form S-8 of our reports dated February 8, 1999 (February 22, 1999 as to Note X) and May 14, 1999 appearing in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 1998 and in the Annual Reports on Form 11-K of Dominion Resources, Inc. Employee Savings Plan and Virginia Power's Hourly Employee Savings Plan for the year ended December 31, 1998, respectively.



DELOITTE & TOUCHE LLP
Richmond, Virginia
September 21, 1999